EXHIBIT 99.1


   STATEMENT OF FACTORS UNDER PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     From time to time, Coastal Bancorp, Inc. ("Coastal" or "we," "us," "our" and other terms referring to Coastal Bancorp, Inc. and its subsidiaries, including Coastal Banc ssb) has made and will make forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as "anticipate," "target," "expect," "estimate," "intend," "plan," "goal," "believe" or other words of similar meaning. Forward-looking statements give Coastal's current expectations or forecasts of future events, circumstances or results. Our disclosure in this report, including in the Section entitled
"Management's Discussion and Analysis of Financial Condition and Results of Operations" ("MD&A"), contains forward-looking statements. We also may make forward-looking statements in its other documents filed with the Securities and Exchange Commission (the "SEC") and in other written materials. In addition, Coastal's senior management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Any forward-looking statements made by or on behalf of Coastal speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. The reader should, however, consult any further disclosures of a forward-looking nature we may make in our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements, by their nature, are subject to risks and uncertainties. Coastal's actual future results may differ materially from those set forth in our forward-looking statements. Factors that might cause our future financial performance to vary from that described in our forward-looking statements include the credit, market, operational, liquidity, interest rate and other risks discussed in the MD&A section of this report and in other periodic reports filed with the SEC. In addition, the following discussion sets forth certain risks and uncertainties that we believe could cause our actual future results to differ materially from expected results. However, other factors besides those listed below or discussed in Coastal's reports to the SEC also could adversely affect our results, and the reader should not consider any such list of factors to be a complete set of all potential risks or uncertainties. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

WE  ARE  VULNERABLE  TO  CHANGES  IN  INTEREST  RATES.

     Our ability to make a profit, like that of most financial institutions, substantially depends upon our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as loans and investment securities, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. Certain assets and liabilities, however, may react in different degrees to changes in market interest rates. Further, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. Additionally, some of our assets, such as adjustable rate mortgages, have features, including payment and rate caps, which restrict changes in their interest rates.

     Factors such as inflation, recession, unemployment, money supply, acts of terrorism, international disorders, instability in domestic and foreign financial markets, and other factors beyond our control may affect interest rates. Changes in market interest rates will also affect the level of voluntary prepayments on our loans and the receipt of payments on our mortgage-backed securities resulting in the receipt of proceeds that may be reinvested at a lower rate than the loan or mortgage-backed security being prepaid. Although we pursue an asset-liability management strategy designed to manage our risk resulting from changes in market interest rates, changes in interest rates can still have a material adverse effect on our profitability.





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OUR  EXPOSURE TO CREDIT RISK WILL INCREASE AS WE INCREASE OUR COMMERCIAL BANKING
ACTIVITIES.

     As we increase our focus on commercial business banking and attempt to increase our net interest margin, a gradual increase in our consolidated credit risk is likely to occur. One of our main strategies is to replace lower-yielding first lien single-family residential mortgage loans and mortgage-backed securities with commercial and consumer loans. Generally, commercial loans (including commercial and multi-family real estate loans) are considered to be riskier than first lien, single-family residential loans because they have larger balances to a single borrower or group of related borrowers and because their repayment generally relies on the success of the borrowing enterprise. In addition, consumer loans are usually secured by depreciating assets (such as cars and boats) and collections are dependent on the borrowers' continuing financial stability, which is more likely to be adversely affected by job loss, divorce, illness and personal bankruptcy. Accordingly, we expect higher loan losses on this type of lending. If we have to provide for loan losses that are higher than our historical experience, our results of operations and financial condition could be adversely affected.

OUR ALLOWANCE FOR LOAN LOSSES MAY BE INADEQUATE TO COVER LOSSES ACTUALLY INCURRED, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     We maintain an allowance for loan losses in an amount management believes is sufficient to provide for known and inherent risks in our loan portfolio. If we incur actual losses on our loans in excess of our allowance for loan losses, our profitability may be adversely affected.

THE CONCENTRATION OF OUR LOAN PORTFOLIO IN TEXAS AND CALIFORNIA SUBJECTS US TO RISK TO THE EXTENT THE TEXAS AND CALIFORNIA ECONOMIES EXPERIENCE PROBLEMS.

     A substantial portion of the loans we originate and purchase are secured by properties located in Texas and California or are made to businesses which operate in those states. As a result, a large number of borrowers may be affected by adverse changes in the economic conditions occurring in those states.

The Texas economy has historically tended to outperform the national economy in terms of employment and population growth. While Texas has diversified substantially in recent years, it continues to be particularly affected by the overall health of the oil and gas industry. The Texas economy is also dependent upon trade (particularly with Mexico) and the high technology industry. Unfavorable economic conditions in these areas could significantly increase the number of borrowers that are unable to pay their loans on a timely basis and cause a decline in the value of the properties securing our loans which could have an adverse effect on our results of operations and financial condition.

The California economy experienced a major slowdown in 2001. While economic conditions stabilized in 2002, the state economy remains weak and employment growth is sluggish. Economic conditions in California are also subject to various uncertainties at this time, including the impact of the gubernatorial recall election, state budget shortfalls and the continued weakness in the technology industry. If economic conditions in California remain weak or deteriorate further, we expect that our level of problem assets could increase accordingly.

WE  MAY  FAIL  TO  IDENTIFY  OR  CONSUMMATE  ADDITIONAL  ACQUISITIONS.

     Our business strategy has historically relied, in part, upon our ability to obtain low cost deposits, expand into new markets and enhance our presence in existing markets by identifying and acquiring branches of other financial institutions or whole banks that meet our acquisition criteria. In pursuing these opportunities, we compete with other financial institutions with similar acquisition strategies, many of which are larger than we are and have greater financial and other resources than we have. We will compete for potential acquisitions based on a number of factors, including price, terms and conditions, size, access to capital and our ability to offer cash, stock or other forms of consideration. We cannot assure you that we will be able to identify suitable acquisition candidates or, once a suitable acquisition candidate is identified, that we will be able to consummate the acquisition on terms and conditions acceptable to us or at all.

WE  MAY  FAIL  TO  INTEGRATE  OUR  ACQUISITIONS  SUCCESSFULLY.

     We have grown through the acquisition of branches of other financial institutions or of whole banks. To a certain extent, our success is tied to our ability to integrate the operations, management, products and services of the entities we acquire. After each acquisition, we must expend substantial managerial, operating, financial and other resources to integrate these entities. In particular, we must install and standardize adequate operational and control systems, deploy or modify certain equipment, implement marketing efforts in new as well as existing locations and employ and maintain qualified personnel. Our operating results may be adversely affected if we fail to properly integrate companies we acquire on a timely basis.

COMPETITION WITH OTHER FINANCIAL INSTITUTIONS COULD ADVERSELY AFFECT OUR PROFITABILITY.

     We face substantial competition in purchasing and originating loans and in attracting deposits. This competition in purchasing and originating loans comes principally from banks, other savings institutions, mortgage banking companies and other lenders and purchasers of loans. Many of our competitors enjoy competitive advantages including greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer additional services or more favorable pricing alternatives and lower origination and operating costs. This competition could result in a decrease in loans originated or purchased by us that could adversely affect our results of operations, and financial condition.

     In attracting deposits, we compete with insured depository institutions such as savings institutions, credit unions and banks, as well as institutions offering uninsured investment alternatives including money market funds. These competitors may offer higher interest rates than we do, which could result in either our attracting fewer deposits or in our being required to increase our rates in order to attract deposits. Increased deposit competition could increase our cost of funds and adversely affect our ability to generate the funds necessary for our lending operations, thereby adversely affecting our results of operations and financial condition.

CHANGES  IN  STATUTES  AND  REGULATIONS  COULD  ADVERSELY  AFFECT  US.

     We are subject to extensive regulation and supervision by federal and state authorities. Such supervision and regulation establish a comprehensive framework of activities in which an institution may engage, and are intended primarily for the protection of the federal deposit insurance fund and our depositors. This regulatory structure also provides our regulators with significant discretion in the performance of their supervisory and enforcement duties. Any change in such regulation, whether by our regulators or as a result of legislation subsequently enacted by the Congress of the United States or the Texas legislature, could have a substantial impact on our operations and us. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect our powers, authority and operations, which could have a material adverse effect on our operations.


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